CARE ENTERPRISES, INC.
                                  2742 DOW AVENUE
                               TUSTIN, CA  92680-7245



                                           December 30, 1993



To the Purchasers of
Care Enterprises, Inc.
8.10% Senior Secured Notes
due December 15, 2000

Ladies and Gentlemen:

      Please refer to that certain Note Agreement dated as of December 15, 1993 ("Note Agreement") between the undersigned ("Care") and you (collectively, the "Purchasers"), pursuant to which the Purchasers agreed to purchase an aggregate of $30,000,000 of Care's 8.10% Senior Secured Notes due December 15, 2000 (the "Notes"). Please also refer to the Indenture of Trust dated as of December 15, 1993 ("Indenture"), pursuant to which the Notes are issued.

      On December 20, 1993, Care entered into an Agreement and Plan of Merger ("Merger Agreement") with Regency Health Services, Inc., a Delaware corporation ("Regency"), pursuant to which Care will either merge directly into Regency, with Regency as the survivor, or Care will merge with a newly formed subsidiary of Regency, with Care as the survivor. The final structure is dependent on certain tax and other legal considerations. The term "Merger" as used in this letter refers to the Merger consummated with Regency, whether on a direct basis or with the Regency subsidiary.

      1. Consent. Each of the Purchasers consents to the Merger, provided that the provisions hereof and of Sections 4.13(a)(2)(ii), (iii) and (iv) of the Note Agreement are complied with.

      2. Waiver of Change of Control Put. Purchasers waive any rights to declare their Notes due and payable pursuant to Section 5.5. of the Indenture as a result of the Merger.

      3. Effect of Merger. In the event the Merger is structured as a Merger of a subsidiary of Regency with and into Care, then Regency shall assume or guaranty the Notes in form and substance reasonably satisfactory to each of the Purchasers, and the Note Agreement will be amended in form and substance reasonably satisfactory to each Purchaser such that the various covenants contained in Section 4 (and the related definitions) shall be deemed made by (or have reference to) Regency, and Care shall be deemed to be a Restricted Subsidiary. Regency shall also execute an instrument, in form and substance reasonably satisfactory to each Purchaser, whereby Regency either guarantees or becomes directly liable for the obligations of the Issuer under the Indenture, and the Events of Default under Section 6 shall be made applicable to Regency. If the Merger is directly with Regency, with Regency as the surviving corporation, Regency shall execute an instrument of assumption in form and substance reasonably satisfactory to each of the Purchasers, whereby Regency assumes all of the obligations of Care under the Note Agreement, the Notes, and the Indenture, and all references therein to "Company" shall be references to Regency and Care shall be a Restricted Subsidiary.

      4. Financial Covenants. In the event the Merger is completed, the following financial covenants will be modified pursuant to an amendment to the Note Agreement in form and substance reasonably satisfactory to the Holders, as follows:

             a. Section 4.6. The minimum consolidated Current Ratio will be 1.50 to 1.0 at all times from and after the closing of the Merger.

             b. Section 4.7. The minimum Consolidated Tangible Net Worth will be an amount equal to the greater of (i) 75% of the Tangible Net Worth of Regency on a consolidated basis immediately after the Merger, or (ii) 75% of the Tangible Net Worth of Regency on a consolidated basis immediately after the Merger plus 50% of the Consolidated Net Income for the period commencing from the first day of the fiscal quarter commencing immediately following the completion of the Merger, to the date of determination thereof, considered as a single accounting period.

             c. Section 4.8. The table in Section 4.8(a)(6)(i) shall be as follows:


                 From and after the Merger
                 through December 31, 1994                        0.65 to 1.00

                 January 1, 1995 through
                 December 31, 1995                                0.60 to 1.00

                 January 1, 1996 through
                 December 31, 1996                                0.55 to 1.00

                 January 1, 1997 and thereafter                   0.50 to 1.00


             d. The Fixed Charges Coverage Ratio will, from and after the fiscal quarter during which the Merger occurs and thereafter on a trailing four quarters basis beginning with the fiscal quarter in which the Merger occurs, be not less than 1.50 to 1.00.

             e. While Care is deemed a Restricted Subsidiary, Indebtedness of Care will not be deemed Debt for Borrowed Money of a Restricted Subsidiary, but rather will be deemed Indebtedness of "Company" for purposes of the definition of "Basket Debt" and, further, Care will be deemed a Wholly-Owned Subsidiary irrespective of whether it has Indenture owed to persons other than Regency.

             f. The definition of "Basket Debt" will exclude, in addition to all secured and subsidiary borrowings which Care has in place on the date hereof, all secured or subsidiary borrowings which Regency or its Restricted Subsidiaries has in place on the Merger date. Further, the applicable percentage of Tangible Net Worth shall be 15% from and after the completion of the Merger provided that Regency's
      Consolidated Tangible Net Worth is at least $75,000,000, and 20% at all times that Regency's Consolidated Tangible Net Worth is at least $100,000,000.

      5. The Purchasers and the Company will, in good faith, consider other modifications to the Indenture and the Note Agreement such that various dollar threshold amounts and limitations appearing in the documents executed today will be reevaluated in the context of the pro forma financial statements of Care and Regency and projected business activities of the combined companies.

      6. Fiscal Year Change. Regency intends to change its fiscal year from June 30 to December 31, effective December 31, 1994.

      7. Merger Transaction Expenses. The Purchasers agree that irrespective of the treatment therefor required by GAAP, the out-of-pocket costs and expenses incurred by Care and Regency (not to exceed $4,000,000) in connection with the Merger shall not be deemed a charge to Consolidated Net Income unless the Merger is not completed by June 30, 1994, at which time all such costs and expenses incurred by Care will be treated as required by GAAP.

      8. Expiration. The agreements set forth in this letter expire on June 30, 1994.

      Please acknowledge your agreement to the foregoing by returning a copy of this letter.

                                             Very truly yours,

                                             CARE ENTERPRISES, INC.


                                             By /S/ Gary L. Massimino
                                             ----------------------------
                                                Its Executive Vice President


AGREED:

JOHN HANCOCK MUTUAL LIFE
INSURANCE COMPANY


By /S/ Steven J. Blewitt
- ----------------------------
  Its Investment Manager


JOHN HANCOCK LIFE INSURANCE
COMPANY OF AMERICA


By /S/ John P. Shea
- ----------------------------
  Its Vice President/Investments


MELLON BANK, N.A., as Trustee for
NYNEX MASTER PENSION TRUST,
as Directed by John Hancock Mutual
Life Insurance Company


By /S/ Judith A. Manion
- ----------------------------
  Its Paralegal


ANCHOR NATIONAL LIFE INSURANCE COMPANY


By /S/ Lynn A. Hopton
- ----------------------------
  Its Director, Corporate Finance
      SunAmerica Investments, Inc.